Exhibit 23.5


                          Consent of Bognar Enterprises


     We hereby consent to the use of information contained in our report dated May 1998 regarding private label sales trends and to all references to us included in or made part of this registration statement.


                                                          /s/ Bognar Enterprises
                                                              Bognar Enterprises

Darien, Connecticut
February 4, 2000